Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Barnes & Noble Education Reports Third Quarter 2017 Financial Results

February 28, 2017, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), one of the largest contract operators of bookstores on college and university campuses across the United States and a leading provider of digital education services, today reported sales and earnings for the third quarter for fiscal 2017.

Financial highlights for the third quarter 2017 and fiscal year to date 2017:

•	Third quarter sales of $521.6 million increased 0.6% as compared to the prior year period; year to date sales of $1,531.5 million increased 1.2% as compared to the prior year period.

•	Third quarter comparable store sales decreased 4.9%; year to date comparable store sales decreased 3.6%.

•
Third quarter GAAP net income of $3.8 million, as compared to a net loss of $(3.6) million in the prior year period; year to date net income was $5.1 million, as compared to $2.9 million in the prior year period.

•
Third quarter non-GAAP Adjusted EBITDA of $18.8 million, a decrease of $5.4 million as compared to the prior year period; year to date non-GAAP Adjusted EBITDA of $52.7 million, a decrease of $9.0 million as compared to the prior year period.

•
Third quarter non-GAAP Adjusted Earnings of $4.0 million, as compared to $5.8 million in the prior year period; year to date non-GAAP Adjusted Earnings of $7.8 million, as compared to $12.3 million in the prior year period.

Operational highlights for the third quarter 2017:

•	Completed expansion of price match program to remaining textbook stores.

•	Web sales increased for textbook and general merchandise offerings, slowing the negative general merchandise trend from the fall semester.

•	Gained traction with Barnes & Noble Education Courseware, with continued adoptions for the fall 2017 back to school selling season.

Comparable store sales decreased 4.9% for the quarter or $25.0 million, driven largely by lower textbook sales of $23.1 million. Consistent with prior years, the Spring Rush period extended beyond the quarter end due to later school openings and the continued pattern of students buying course materials later in the semester. Factoring in the three additional weeks of February, comparable store sales decreased 3.3% on a year to date basis.

“In the third quarter, the trends we saw in the second quarter continued, including lower enrollments, a competitive market for textbook sales and a soft retail environment, all of which contributed to comparable store sales declines. We have taken decisive steps to address the dynamic market environment, including expanding our price match program and enhancing our suite of affordable learning materials with OER courseware,” said Max J. Roberts, Chief Executive Officer, Barnes & Noble Education.

“We remain confident in our ability to capitalize on expected long-term industry trends, including future enrollment growth, an increasing focus on affordability and the evolution toward digital solutions. We also continue to be well-positioned to build market share, as more schools turn to outsourced bookstore operations. Our acquisition of MBS Textbook Exchange, LLC ("MBS"), also announced today, will accelerate our strategy, enabling us to generate more value from the textbook marketplace, increase our addressable market for bookstores and expand revenue opportunities for our digital courseware and analytics. With MBS, we are better positioned to broaden our reach and deepen our institutional partnerships through our ability to provide unmatched access to a comprehensive suite of flexible and affordable learning solutions.”

Third Quarter 2017 Results
Results for the 13 and 39 weeks of fiscal 2017 and fiscal 2016 are as follows:

$ in millions	13 and 39 Weeks Selected Data (unaudited)
	13 Weeks Q3 2017	13 Weeks Q3 2016	39 Weeks 2017	39 Weeks 2016
Total Sales	$521.6	$518.4	$1,531.5	$1,513.3
Net Income	$3.8	$(3.6)	$5.1	$2.9

Non-GAAP(1)
Adjusted EBITDA	$18.8	$24.2	$52.7	$61.7
Adjusted Earnings	$4.0	$5.8	$7.8	$12.3

(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.

Third quarter sales of $521.6 million increased $3.2 million, or 0.6%, as compared to the prior year period. This increase was attributable to new store growth partially offset by lower comparable store sales.

Third quarter net income was $3.8 million, or $0.08 per diluted share, compared to net loss of $(3.6) million, or $(0.07) per diluted share, in the prior year period. The current year’s fiscal quarter has 46.8 million diluted shares outstanding, while the prior year period had 48.1 million diluted shares outstanding. The Company reported non-GAAP Adjusted Earnings of $4.0 million during the quarter, compared with $5.8 million in the prior year period.

The Company’s Adjusted EBITDA was $18.8 million for the quarter, as compared to $24.2 million in the prior year period, due primarily to lower comparable store sales.

Outlook
For fiscal year 2017, the Company expects total sales to grow by approximately 2.5%, while comparable store sales are expected to decrease by approximately 3.0% compared to the prior year. The Company expects Adjusted EBITDA to increase on a percentage basis in the mid-single digits compared with the prior year and expects capital expenditures to be approximately $40 million.

Note: These expected results for fiscal 2017 exclude financial results for MBS from the date of the acquisition to April 29, 2017 and any transaction and integration costs.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, February 28, 2017 and can be accessed at the Barnes & Noble Education, Inc. corporate website at www.bned.com.

Barnes & Noble Education, Inc. expects to report fiscal 2017 fourth quarter results on or about July 12, 2017.

EXPLANATORY NOTE

On February 26, 2015, Barnes & Noble, Inc. (“Barnes & Noble”) announced plans for the complete legal and structural separation of Barnes & Noble Education, Inc. (the “Company”) from Barnes & Noble (the “Spin-Off”). Under the Separation and Distribution Agreement between Barnes & Noble and the Company, Barnes & Noble distributed all of its equity interest in the Company, consisting of all of the outstanding shares of the Company's Common Stock, to Barnes & Noble’s stockholders on a pro rata basis.

On July 14, 2015, Barnes & Noble approved the final distribution ratio and declared a pro rata dividend of the outstanding shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), to Barnes & Noble’s existing stockholders. The pro rata dividend was made on August 2, 2015 to the Barnes & Noble stockholders of record (as of July 27, 2015). Each Barnes & Noble stockholder of record received a distribution of 0.632 shares of the Company's Common Stock for each share of Barnes & Noble common stock held on the record date. Following the Spin-Off, Barnes & Noble does not own any equity interest in the Company.

On August 2, 2015, the Company completed the legal separation from Barnes & Noble, at which time the Company began to operate as an independent publicly-traded company. The Company's Common Stock began to trade on a “when-issued” basis on the NYSE under the symbol “BNED WI” beginning on July 23, 2015. On August 3, 2015, when-issued trading of the Company's Common Stock ended, the Company's Common Stock began “regular-way” trading under the symbol “BNED.”

The results of operations for the 13 weeks ended August 1, 2015 reflected in the Company's condensed consolidated financial statements are presented on a stand-alone basis since the Company was still part of Barnes & Noble, Inc. until the consummation of the Spin-Off on August 2, 2015, and the results of operations for the 13 and 39 weeks ended January 28, 2017 and the 26 weeks ended January 30, 2016 reflected in the Company's condensed consolidated financial statements are presented on a consolidated basis as the Company became a separate consolidated entity.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Sales:
Product sales and other	$457,147	$457,126	$1,372,810	$1,359,848
Rental income	64,477	61,297	158,722	153,422
Total sales	521,624	518,423	1,531,532	1,513,270
Cost of sales:
Product and other cost of sales	366,190	361,030	1,098,682	1,073,319
Rental cost of sales	39,509	36,753	97,998	92,646
Total cost of sales	405,699	397,783	1,196,680	1,165,965
Gross profit	115,925	120,640	334,852	347,305
Selling and administrative expenses	97,111	96,453	282,171	285,557
Depreciation and amortization expense	13,149	13,081	39,057	39,350
Transaction costs	467	783	2,638	802
Restructuring costs (a)	—	774	1,790	774
Impairment loss (non-cash) (a)	—	11,987	—	11,987
Operating income (loss)	5,198	(2,438)	9,196	8,835
Interest expense, net	679	711	1,975	1,268
Income (Loss) before income taxes	4,519	(3,149)	7,221	7,567
Income tax expense	758	454	2,087	4,687
Net income (loss)	$3,761	$(3,603)	$5,134	$2,880

Earnings (Loss) per common share:
Basic	$0.08	$(0.07)	$0.11	$0.06
Diluted	$0.08	$(0.07)	$0.11	$0.06
Weighted average common shares outstanding:
Basic	46,276	48,088	46,265	45,907
Diluted	46,844	48,088	46,716	46,173

(a) For additional information, see Note (a) in the Non-GAAP disclosure information of this Press Release.

Non-GAAP Disclosures: (a)
Adjusted Earnings	$4,047	$5,841	$7,848	$12,336
Adjusted EBITDA	$18,814	$24,187	$52,681	$61,748

(a) For additional information, see the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		39 weeks ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Percentage of sales:
Sales:
Product sales and other	87.6%	88.2%	89.6%	89.9%
Rental income	12.4%	11.8%	10.4%	10.1%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	80.1%	79.0%	80.0%	78.9%
Rental cost of sales (a)	61.3%	60.0%	61.7%	60.4%
Total cost of sales	77.8%	76.7%	78.1%	77.0%
Gross profit	22.2%	23.3%	21.9%	23.0%
Selling and administrative expenses	18.6%	18.6%	18.4%	18.9%
Depreciation and amortization expense	2.5%	2.5%	2.6%	2.6%
Transaction costs	0.1%	0.2%	0.2%	0.1%
Restructuring costs	—%	0.1%	0.1%	0.1%
Impairment loss (non-cash)	—%	2.3%	—%	0.8%
Operating income (loss)	1.0%	(0.4)%	0.6%	0.5%
Interest expense, net	0.1%	0.1%	0.1%	0.1%
Income (Loss) before income taxes	0.9%	(0.5)%	0.5%	0.4%
Income tax expense	0.1%	0.1%	0.1%	0.3%
Net income (loss)	0.8%	(0.6)%	0.4%	0.1%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	January 28, 2017	January 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$132,061	$108,162
Receivables, net	178,825	183,133
Merchandise inventories, net	494,032	542,489
Textbook rental inventories	67,372	65,757
Prepaid expenses and other current assets	8,134	5,754
Total current assets	880,424	905,295
Property and equipment, net	107,272	113,504
Intangible assets, net	191,628	190,549
Goodwill	281,346	274,070
Other noncurrent assets	39,233	33,635
Total assets	$1,499,903	$1,517,053
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$480,378	$488,984
Accrued liabilities	207,731	199,655
Total current liabilities	688,109	688,639
Long-term deferred taxes, net	22,709	39,831
Other long-term liabilities	76,196	69,937
Total liabilities	787,014	798,407
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 48,972 and 48,294 shares, respectively; outstanding, 46,276 and 47,346 shares, respectively	490	483
Additional paid-in-capital	706,736	697,662
Retained earnings	32,136	29,798
Treasury stock, at cost	(26,473)	(9,297)
Total stockholders' equity	712,889	718,646
Total liabilities and stockholders' equity	$1,499,903	$1,517,053

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Numerator for basic earnings per share:
Net income (loss)	$3,761	$(3,603)	$5,134	$2,880
Less allocation of earnings to participating securities	(1)	—	(3)	(9)
Net income (loss) available to common shareholders	$3,760	$(3,603)	$5,131	$2,871

Numerator for diluted earnings per share:
Net (loss) income available to common shareholders	$3,760	$(3,603)	$5,131	$2,871
Allocation of earnings to participating securities	1	—	3	9
Less diluted allocation of earnings to participating securities	(1)	—	(3)	(9)
Net income (loss) available to common shareholders	$3,760	$(3,603)	$5,131	$2,871

Denominator for basic earnings per share:
Basic weighted average common shares (a)	46,276	48,088	46,265	45,907

Denominator for diluted earnings per share: (a)(b)
Basic weighted average common shares	46,276	48,088	46,265	45,907
Average dilutive restricted stock units	512	—	397	247
Average dilutive performance shares	52	—	33	—
Average dilutive restricted shares	4	—	21	—
Average dilutive options	—	—	—	19
Diluted weighted average common shares	46,844	48,088	46,716	46,173

Earnings (Loss) per common share:
Basic	$0.08	$(0.07)	$0.11	$0.06
Diluted	$0.08	$(0.07)	$0.11	$0.06

(a) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Basic earnings per share and weighted-average basic shares outstanding are based on the number of shares of Barnes & Noble common stock outstanding as of the end of the period, adjusted for an assumed distribution ratio of 0.632 shares of the Company's Common Stock for every one share of Barnes & Noble common stock held on the record date for the Spin-Off.

(b) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Diluted earnings per share and weighted-average diluted shares outstanding reflect potential common shares from Barnes & Noble equity plans in which the Company's employees participated based on the distribution ratio.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		39 weeks ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net income (loss)	$3,761	$(3,603)	$5,134	$2,880
Reconciling items, after-tax (below)	286	9,444	2,714	9,456
Adjusted Earnings (Non-GAAP)	$4,047	$5,841	$7,848	$12,336

Reconciling items, pre-tax
Transaction costs (a)	$467	$783	$2,638	$802
Restructuring costs (b)	—	774	1,790	774
Impairment loss (non-cash) (b)	—	11,987	—	11,987
Reconciling items, pre-tax	467	13,544	4,428	13,563
Less: Pro forma income tax impact (c)	181	4,100	1,714	4,107
Reconciling items, after-tax	$286	$9,444	$2,714	$9,456

Adjusted EBITDA	13 weeks ended		39 weeks ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net income (loss)	$3,761	$(3,603)	$5,134	$2,880
Add:
Depreciation and amortization expense	13,149	13,081	39,057	39,350
Interest expense, net	679	711	1,975	1,268
Income tax expense	758	454	2,087	4,687
Transaction costs (a)	467	783	2,638	802
Restructuring costs (b)	—	774	1,790	774
Impairment loss (non-cash) (b)	—	11,987	—	11,987
Adjusted EBITDA (Non-GAAP)	$18,814	$24,187	$52,681	$61,748

(a) Transaction costs are costs incurred for business development and acquisitions. Prior to the third quarter of Fiscal 2017, transactions costs were included in selling and administrative expenses in the condensed consolidated statement of operations.

(b) In Fiscal 2016, we implemented a plan to restructure our digital operations. As a result of this restructuring, we recorded a non-cash impairment loss totaling $12 million ($8.5 million net of tax benefit), related to all of the capitalized content costs for the Yuzu® eTextbook platform ($9 million), and recorded a non-recurring other than temporary loss related to an investment held at cost ($3 million) during the 13 and 39 weeks ended January 30, 2016.

Additionally, we announced a reduction in staff and closure of the facilities in Mountain View, California, and Redmond, Washington, that support the Yuzu® eTextbook platform. We recorded restructuring costs of $8.8 million in Fiscal 2016 comprised of employee-related costs (including severance and retention) and facility exit costs. During the 39 weeks ended January 28, 2017, we recorded $1.8 million in additional restructuring costs primarily for employee related costs (including severance and retention). The majority of the restructuring related to employee matters was completed in the first quarter of Fiscal 2017.

(c) The amounts shown represent the projected reduction in income tax expense based on the Company's current combined federal and state aggregate income tax rate.

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as Net Income adjusted for certain reconciling items) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes. These non-GAAP financial measures should not be considered as alternatives to net income as an indicator of the Company's performance or any other measures of performance derived in accordance with GAAP.

The Company's management reviews these Non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these Non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 30, 2016 filed with the SEC on June 29, 2016, which includes consolidated financial statements for each of the three years for the period ended April 30, 2016 (Fiscal 2016, Fiscal 2015, and Fiscal 2014), the quarterly earnings release for the period ended July 30, 2016 included as part of the Company's Form 8-K dated September 8, 2016 and filed with the SEC on that date, and the Company's Quarterly Report on Form 10-Q for the period ended October 29, 2016 filed with the SEC on December 6, 2016.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(In millions)
(Unaudited)

Total Sales

The components of the sales variances for the 13 and 39 week periods are as follows:

	13 weeks ended	39 weeks ended
New stores (a)	$34.2	$92.7
Closed stores (a)	(8.0)	(20.6)
Comparable stores	(25.0)	(53.5)
Textbook rental deferral	2.3	0.1
Other revenue (b)	0.9	3.3
Other (c)	(1.2)	(3.8)
Total sales variance	$3.2	$18.2

(a)	We added 36 new stores and closed 17 stores during the 39 weeks ended January 28, 2017, ending the period with a total of 770 stores.

(b)	Other revenue includes Promoversity, LoudCloud, brand partnerships, shipping & handling and revenue from other programs.

(c)	Other includes certain adjusting items related to return reserves and other deferred items.

Comparable Sales

Comparable store sales variances by category for the 13 and 39 week periods are as follows:

	13 weeks ended				39 weeks ended
	January 28, 2017		January 30, 2016		January 28, 2017		January 30, 2016
Textbooks	$(23.1)	(6.1)%	$(21.4)	(5.4)%	$(49.0)	(4.6)%	$(49.3)	(4.6)%
General Merchandise	(0.5)	(0.5)%	0.6	0.5%	(1.2)	(0.3)%	9.8	2.5%
Trade Books	(1.2)	(8.3)%	—	0.3%	(2.7)	(6.2)%	0.5	1.1%
Other	(0.2)	(86.7)%	(1.3)	(90.6)%	(0.6)	(88.3)%	(2.0)	(73.3)%
Total Comparable Store Sales	$(25.0)	(4.9)%	$(22.1)	(4.1)%	$(53.5)	(3.6)%	$(41.0)	(2.7)%
Effective for the first quarter of Fiscal 2017, comparable store sales includes sales from stores that have been open for an entire fiscal year period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method better reflects the manner in which management views comparable sales, as well as the seasonal nature of our business. For periods presented prior to the first quarter of Fiscal 2017, comparable store sales includes sales from stores that have been open for at least 15 months, does not include sales from closed stores for all periods presented, and includes digital agency sales on a net basis.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED), one of the largest contract operators of bookstores on college and university campuses across the United States and a leading provider of digital education services, enhances the academic and social purpose of educational institutions. Through its Barnes & Noble College and MBS subsidiaries, Barnes & Noble Education operates 1,490 physical and virtual bookstores and serves more than 6 million students enrolled in higher education institutions, delivering essential educational content and tools within a dynamic retail environment. Through its Digital Education subsidiary, Barnes & Noble Education offers a suite of digital software, content and services that include a sophisticated digital learning management platform that has competency-based features, analytics capabilities, courseware offerings and a digital eTextbook reading product. Barnes & Noble Education acts as a strategic partner to drive student success; provide value and support to students and faculty; and create loyalty and improve retention, all while supporting the financial goals of college and university partners.

General information on Barnes & Noble Education, Inc. can be obtained by visiting the Company's corporate website: www.bned.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their bookstore operations or change the operation of their bookstores; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; our ability to successfully integrate the operations of MBS into our Company; the anticipated benefits of the MBS acquisition may not be fully realized or may take longer than expected; the integration of MBS’s operations into our own may also increase the risk of our internal controls being found ineffective; restructuring of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services, and further enhancements to Yuzu® and any future higher education digital products, and the inability to achieve the expected cost savings; our ability to successfully implement our strategic initiatives including our ability to identify and execute upon additional acquisitions and strategic investments; technological changes; our international expansion could result in additional risks; our ability to attract and retain employees; changes to payment terms, return policies, the discount or margin on products or other terms with our suppliers; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of contracts and higher-than-anticipated store closings; disruptions to our computer systems, data lines, telephone systems or supply chain, including the loss of suppliers; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service, effects of competition; obsolete or excessive inventory; product shortages; changes in law or regulation; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations or tax-related proceedings or audits; changes in accounting standards; challenges to running our company independently from Barnes & Noble, Inc. following the Spin-Off; the potential adverse impact on our business resulting from the Spin-Off; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 30, 2016. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.